EXHIBIT 5

                         INVESTMENT ADVISORY AGREEMENT

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                         INVESTMENT ADVISORY AGREEMENT

     THIS AGREEMENT made effective as of the 1st day of January, 1994 by and between PHOENIX SERIES FUND (hereinafter called the "Trust"), a Massachusetts business trust authorized to issue shares of beneficial interest in separate series, and PHOENIX INVESTMENT COUNSEL, INC., a Massachusetts corporation (hereinafter called "the Adviser").

WITNESSETH THAT:

     1. The Trust hereby appoints the Adviser to act as investment adviser to the Trust and to each of the Series of the Trust established and designated by the Trustee on or before the date hereof, namely Phoenix Balanced Fund Series, Phoenix Convertible Fund Series, Phoenix Growth Fund Series, Phoenix High Yield Fund Series, Phoenix Money Market Fund Series, Phoenix Stock Fund Series and Phoenix U.S. Government Securities Fund Series (collectively, the "Existing Series"), for the period and on the terms set forth herein. The Adviser accepts such appointment and agrees to render the services described in the Agreement for the compensation herein provided.

     2. In the event that the Trustees desire to retain the Adviser to render investment advisory services hereunder with respect to one or more additional series ("Additional Series"), the Trust shall notify the Adviser in writing. If the Adviser is willing to render such services, it shall notify the Trust in writing, whereupon such Additional Series shall become subject to the terms and conditions of this Agreement.

     3. The Adviser shall furnish continuously an investment program for each of the Existing Series and any Additional Series which may become subject to the terms and conditions set forth herein (collectively, "Series") and shall manage the investment and reinvestment of the assets of each Series, subject at all times to the supervision of the Trustees.

     4. With respect to managing the investment and reinvestment of the Trust's assets, the Adviser shall provide, at its own expense:

          (a) Investment research, advise and supervision;

          (b) An investment program for each Series consistent with its investment objectives;

          (c) Implementation of the investment program for each Series including the purchase and sale of securities;

          (d) Advice and assistance on the general operations of the Trust; and

          (e) Regular report to the Trustees on the implementation of each Series' investment program.

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     5. The Adviser shall, for all purposes herein, be deemed to be an independent contractor.

     6. The Adviser shall furnish at its own expense, or pay the expenses of the Trust for the following:

          (a) Office facilities, including office space, furniture and equipment;

          (b) Personnel necessary to perform the functions required to manage the investment and reinvestment of the Trust's assets (including those required for research, statistical and investment work);

          (c) Personnel to serve without salaries from the Trust as officers or agents of the Trust. The Adviser need not provide personnel to perform, or pay the expenses of the Trust, for services customarily performed for an open-end management investment company by its national distributor, custodian, financial agent, transfer agent, registrar, dividend disbursing agent, auditors and legal counsel; and

          (d) Compensation and expenses, if any, of the Trustees who are also full-time employees of the Adviser or any of its affiliates.

     7. All costs and expenses not specifically enumerated herein as payable by the Adviser shall be borne by the Trust. Such expenses shall include, but shall not be limited to, all expenses (other than those specifically referred to as being borne by the Adviser) incurred in the operation of the Trust and any public offering of its shares, including, among others interest, taxes, brokerage fees and commissions, fees of Trustees who are not full-time employees of the Adviser and any of its affiliates, expenses of Trustees' and shareholders' meetings including the cost of printing and mailing proxies, expenses of insurance premiums for fidelity and other coverage, expenses of repurchase and redemption of shares, expenses of issue and sale of shares (to the extent not borne by its national distributor under its agreement with the Trust), expenses of printing and mailing stock certificates representing shares of the Trust, association membership dues, charges of custodians, transfer agents, dividend disbursing agents and financial agents, bookkeeping, auditing and legal expenses. The Trust will also pay the fees and bear the expense of registering and maintaining the registration of the Trust and its shares with the Securities and Exchange Commission and registering or qualifying its shares under state and other securities laws and the expense of preparing and mailing prospectuses and reports to shareholders. Additionally, if authorized by the Trustees, the Trust shall pay for extraordinary expenses and expenses of a non-recurring nature which may include, but not be limited to the reasonable and proportionate cost of any reorganization or acquisition of assets and the cost of legal proceedings to which the Trust is a party.


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     8. For providing the services and assuming the expenses outlined herein, the Trust agrees that the Adviser shall be compensated as follows:

          (a) Within five days after the end of each month, the Trust shall pay the Adviser a fee based on the following annual rates as a percentage of the average aggregate daily net asset values of the Series:


                                           1st            $1-2          $2+
SERIES                                  $1 Billion       Billion      Billion
------                                  ----------       -------      -------

Phoenix Growth Fund Series                0.70%           0.65%        0.60%
Phoenix Stock Fund Series                 0.70%           0.65%        0.60%
Phoenix Convertible Fund Series           0.65%           0.60%        0.55%
Phoenix High Yield Fund Series            0.65%           0.60%        0.55%
Phoenix Balanced Fund Series              0.55%           0.50%        0.45%
Phoenix U.S. Government Securities
Fund Series                               0.45%           0.40%        0.35%
Phoenix Money Market Fund Series          0.40%           0.35%        0.30%


          The amounts payable to the Adviser shall be based upon the average of the values of the net assets of the particular Series as of the close of business each day, computed in accordance with the Declaration of Trust.

          (b) Compensation shall accrue immediately upon the effective date of this Agreement.

          (c) If there is termination of this Agreement during a month, the fee for that month shall be proportionately computed upon the average of the aggregate daily net asset values of the Trust for such partial period in such month.

          (d) The Adviser agrees to reimburse the Trust for the amount, if any, by which the total operating and management expenses for each Series (including the Adviser's compensation, pursuant to this paragraph, but excluding taxes, interest, costs of portfolio acquisition and dispositions and extraordinary expenses), for any "fiscal year" exceed the level of expenses which such Series is permitted to bear under the most restrictive expense limitation imposed on open-end investment companies by any state in which shares of such Series are then qualified. Such reimbursement, if any, will be made by the Adviser to the Trust within five days after the end of each month. For the purpose of this subparagraph (d), the term "fiscal year" shall include the portion of the

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     then current fiscal year which shall have elapsed at the date of termination of this Agreement.

     9. The services of the Adviser to the Trust are not deemed exclusive, the Adviser being free to render services to others and to engage in other activities. Without relieving the Adviser of its duties hereunder and subject to the prior approval of the Trustees and subject to further compliance with the applicable provisions of the Investment Company Act of 1940, as amended, the Adviser may appoint one or more agents to perform any of the functions and services which are to be provided under the terms of the Agreement upon such terms and conditions as may be mutually agreed upon among the Trust, the Adviser and any such Agent.

     10. The Adviser shall not be liable to the Trust or to any shareholder of the Trust for any error of judgment or mistake of law or for any loss suffered by the Trust or by any shareholder of the Trust in connection with the matters to which this Agreement relates, except a loss resulting from willful misfeasance, bad faith, gross negligence or reckless disregard on the part of the Adviser in the performance of its duties hereunder.

     11. It is understood that:

          (a) Trustees, officers, employees, agents and shareholders of the Trust are or may be "interested persons" of the Adviser as directors, officers, stockholders or otherwise;

          (b) Trustees, officers, employees, agents and stockholders of the Adviser are or may be "interested persons" of the Trust as Trustees, officers, shareholders or otherwise; and

          (c) The existence of any such dual interest shall not affect the validity hereof or of any transactions hereunder.

     12. This Agreement shall become effective with respect to each of the Existing Series as of January 1, 1994 (the "Contract Date"), and, with respect to any Additional Series, on the date specified in the notice to the Trust from the Adviser in accordance with paragraph 2 hereof that the Adviser is willing to serve as Adviser with respect to such Additional Series. Unless terminated as herein provided, this Agreement shall remain in full force and effect for a period of one year following the Contract Date, and, with respect to each Additional Series, until the next anniversary of the Contract Date following the date on which such Additional Series became subject to the terms and conditions of this Agreement and shall continue in full force and effect for periods of one year thereafter with respect to each Series so long as (a) such continuance with respect to any such Series is approved at least annually by either the Trustees or by a "vote of the majority of the outstanding voting securities" of such Series and (b) the terms and any renewal of this Agreement with respect to any such Series have been approved by a vote of a majority of the Trustees who are not parties to this Agreement or "interested persons" of any

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such party cast in person at a meeting called for the purpose of voting on such approval; provided, however, that the continuance of this Agreement with respect to each Additional Series is subject to its approval by a "vote of a majority of the outstanding voting securities" of any such Additional Series on or before the next anniversary of the Contract Date following the date on which such Additional Series became a Series hereunder.

     Any approval of this Agreement by a vote of the holders of a "majority of the outstanding voting securities" of any Series shall be effective to continue this Agreement with respect to any such Series notwithstanding (a) that this Agreement has not been approved by a "vote of the majority of the outstanding voting securities" of any other Series affected thereby and (b) that this Agreement has not been approved by the holders of a "vote of a majority of the outstanding voting securities" of the Trust, unless either such additional approval shall be required by any other applicable law or otherwise.

     13. The Trust may terminate this Agreement with respect to the Trust or to any Series upon 60 days' written notice to the Adviser at any time, without the payment of any penalty, by vote of the Trustees or, as to each Series, by a "vote of a majority of the outstanding voting securities" of such Series. The Adviser may terminate this Agreement with respect to any Series upon 60 days' written notice to the Trust, without the payment of any penalty. This Agreement shall immediately terminate in the event of its "assignment".

     14. The terms "majority of the outstanding voting securities", "interested persons" and "assignment" when used herein, shall have the respective meanings specified in the Investment Company Act of 1940, as amended.

     15. In the event of termination of this Agreement, or at the request of the Adviser, the Trust will eliminate all reference to "Phoenix" from its name, and will not thereafter transact business in a name using the word "Phoenix" in any form or combination whatsoever, or otherwise use the word "Phoenix" as a part of its name. The Trust will thereafter in all prospectuses, advertising materials, letterheads, and other material designed to be read by investors or prospective investors delete from the name the word "Phoenix" or any approximation thereof. If the Adviser chooses to withdraw the Trust's right to use the word "Phoenix", it agrees to submit the question of continuing this Agreement to a vote of the Trust's shareholders at the time of such withdrawal.

     16. It is expressly agreed that the obligations of the Trust hereunder shall not be binding upon any of the Trustees, shareholders, nominees, officers, agents or employees of the Trust personally, but bind only the trust property of the Trust, as provided in the Declaration of Trust. The execution and delivery of this Agreement have been authorized by the Trustee and shareholders of the Trust and signed by the President of the Trust, acting as such, and neither such authorization by such Trustees and shareholders nor such execution and delivery by such officer shall be deemed to have been made by any of them individually or be binding upon or impose any liability on any of them personally, but shall bind only the trust property of the Trust

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as provided in the Declaration of Trust. The Declaration of Trust, as amended, is or shall be on file with the Secretary of The Commonwealth of Massachusetts.

     17. This Agreement shall be construed and the rights and obligations of the parties hereunder enforced in accordance with the laws of The Commonwealth of Massachusetts.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the day and year first written above.

                                   PHOENIX SERIES FUND



                                   By: /s/ Philip R. McLoughlin
                                       ---------------------------------------
                                       Philip R. McLoughlin, President



                                   PHOENIX INVESTMENT COUNSEL, INC.



                                   By: /s/ Patricia A. Bannan
                                      ---------------------------------------
                                       Patricia A. Bannan, President


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